                                  $564,692,000

                           RALI Series 2005-QA7 Trust
                                     Issuer

                        Residential Accredit Loans, Inc.
                                    Depositor

                         Residential Funding Corporation
                                 Master Servicer

        Mortgage Asset-Backed Pass-Through Certificates, Series 2005-QA7


                         Supplement dated June 27, 2005
                                       to
                    Prospectus Supplement dated June 24, 2005
                                       to
                       Prospectus dated September 25, 2003

                   -------------------------------------------

         The prospectus supplement is hereby revised as follows:

         The table entitled Mortgage Loan Purpose of the Group II Loans on page S-40 of the Prospectus Supplement is hereby deleted and replaced in its entirety with the following:


                   Mortgage Loan Purpose of the Group II Loans

                                                                                                             Weighted
                                Number of                    Percentage      Average        Weighted         Average
                                 Mortgage     Principal     of Group II     Principal    Average Credit     Loan-to-
Loan Purpose                      Loans        Balance         Loans         Balance          Score        Value Ratio
--------------------------      ---------   ------------     -----------     ---------    --------------    -----------
Purchase..................        1,184     $292,456,069       64.99%       $247,007           723            78.49%
Rate/Term Refinance.......          180       40,417,264        8.98         224,540           706            74.44
Equity Refinance..........          367      117,131,396       26.03         319,159           710            71.38
                                ---------   ------------    -----------     ---------    --------------    -----------
Total, Average or
Weighted Average..........        1,731     $450,004,730      100.00%       $259,968           718            76.27%
                                =========   ============    ===========



         This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

         Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until ninety days following the date hereof.


                               Merrill Lynch & Co.
                                   Underwriter